UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 24, 2012

Greentech Mining International, Inc.
 (Exact Name of Registrant as Specified in its Charter)

Delaware	000-54610	45-450994
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1840 Gateway Drive, Suite 200, Foster City, CA	94404
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 283-2653

Accelerated Acquisitions XVIII, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 22, 2012, the registrant entered into a Mineral Claim Option Agreement with Union Gulf Resources Ltd. (“Optionor”). Pursuant to the agreement, the Optionor gave an option to purchase a 100% interest in certain mining claims located in the state of Arizona.

In consideration of the option to purchase, Greentech Mining International, Inc. (“Optionee”) agreed to:

(a)
provided that the Optionee has not abandoned the property, the Optionee will pay to the Optionor a payment (the “Payments”) as follows:

(i) $750,000 on December 1, 2012,
(ii) $350,000 on March 1, 2013,
(iii) $350,000 on June 1, 2013,
(iv) $350,000 on September 1, 2013,
(v) $350,000 on December 1, 2013,
(vi) $350,000 on March 1, 2014
(vii) $350,000 on June 1, 2014
(vii) $350,000 on September 1, 2014
(viii) $300,000 on December 1, 2014

(b)
Optionor granted unto the Optionee the exclusive and irrevocable right during the agreement and the first right of refusal on any offer received by Optionor during the first sixty days of the agreement on the property situated in Mohave County, Arizona.

(c)
the right of first refusal or first option to purchase may only be exercised by Optionee within fourteen days (14) days from notification by Optionor that Optionor’s desires to sell the subject property. Optionor is obligated to provide such notice to Optionee prior to offering the subject property to a third party.

(d)
the Optionee shall be responsible for any and all property payments due to any governmental authority on the Property during the terms of this Option Agreement. Optionee will also be responsible for reclamation for any areas disturbed by Optionee.

2.
The Optionee, at its sole discretion, may abandon all interests and cease mineral exploration and extraction work on the Property at any time by providing at least 30 days written notice, the “Termination Notice”, to the Optionor. The Optionee shall have not further obligations to the Optionor in regards to option payments, exploration and extraction work payments as of the effective date of the “Termination Notice”

3.	Closing of the Transactions will be completed on or before November 20, 2012, or as mutually agreed upon by the parties.

ITEM 9.01.   FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 10.1 - Mineral Claim Option Agreement dated September 22, 2012

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February 6, 2013

Greentech Mining International, Inc.

By:        /s/Matthew Neher
Name:   Matthew Neher
Title:     Chief Executive Officer